UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             (Amendment No._13_)*

                         Everest Medical Corporation
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                               (Name of Issuer)

                                 Common Stock
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                        (Title of Class of Securities)

                                 299806-10-9
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                                (CUSIP Number)

                                April 30, 2000
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           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is being filed:

     /X/   Rule 13d-1(b)
     /_/   Rule 13d-1(c)
     /_/   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

SEC 1745   (2/92)            Page 1 of 5 pages

CUSIP No. 299806-10-9            13G                   Page 2 of 5 pages

1  NAME OF REPORTING PERSON
   S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Perkins Capital Management, Inc.
     IRS ID No.:  41-1501962

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a) /_/
                                               (b) /_/

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

     730 East Lake Street, Wayzata, MN  55391-1769

              5  SOLE VOTING POWER
NUMBER OF        21,000
              6  SHARED VOTING POWER
SHARES           0

BENEFICIALLY

OWNED BY      7  SOLE DISPOSITIVE POWER
                 345,409
EACH

REPORTING

PERSON        8  SHARED DISPOSITIVE POWER
                 0
WITH

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    345,409

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* /_/

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    4.5%

12  TYPE OF REPORTING PERSON*
    IA


SEC 1745   (2/92)          Page 2 of 5 pages

ITEM 1.

     (a) Name of Issuer
         Everest Medical Corporation

     (b) Address of Issuer's Principal Executive Offices
         13755 First Avenue North, Suite 500, Minneapolis, MN  55441-5454

ITEM 2.
     (a) Name of Persons Filing
         Perkins Capital Management, Inc., a Minnesota Corporation

     (b) Address of Principal Business Office or, if none, Residence 730 East Lake Street, Wayzata, MN 55391-1769

     (c) Citizenship
         A Minnesota Corporation

     (d) Title of Class of Securities
         Common

     (e) CUSIP Number
         299806-10-9

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) /_/ Broker or a Dealer registered under Section 15 of the Act
     (b) /_/ Bank as defined in section 3(a)(6) of the Act
     (c) /_/ Insurance Company as defined in section 3(a)(19) of the Act
     (d) /_/ Investment Company registered under section 8 of the Investment Company Act
     (e) /X/ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
     (f) /_/ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund
     (g) /_/ Parent Holding Company, in accordance with 240.13d-1(b)(ii)(G) (Note: See Item 7)

SEC 1745 (2/92)            Page 3 of 5 pages

CUSIP No. 299806-10-9            13G                  Page 4 of 5 pages

     (h) /_/ Group, in accordance with 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

     (a)  The amount beneficially owned is 345,409 common equivalents.

     (b)  The percent of class is 4.5%

     (c)  Number of shares as to which such person has:

          (i) Perkins Capital Management, Inc. has the sole power to vote 21,000 common equivalents.

          (ii) There are zero shares with shared power to vote or to direct the vote.

          (iii) Perkins Capital Management, Inc. has sole power to dispose of 345,409 common equivalents.

          (iv) There are zero shares with shared power to dispose or to direct the disposition.

SEC 1745 (2/92)                            Page 4 of 5 pages

CUSIP No. 299806-10-9             13G                   Page 5 of 5 pages


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Perkins Capital Management, Inc. holds only 4.5% of the shares.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                         SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 3, 2000
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Date

By  /s/     Richard C. Perkins
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              (Signature)

Richard C. Perkins/VP&Portfolio Manager
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               (Name/Title)

SEC 1745  (2/92)                 Page 5 of 5 pages